Exhibit 99.1

NEWS RELEASE
For More Information Contact:
Rodney L. Underdown (913-344-9395)	Peggy Landon (913-344-9315)
Chief Financial Officer	Director of Investor Relations and
Corporate Communications

Compass Minerals Reports First-Quarter 2012 Results
Company Demonstrates Resilience During Short-Lived Winter

OVERLAND PARK, Kan. (April 26, 2012) – Compass Minerals (NYSE: CMP) reports the following results of its first-quarter operations:

•	Net earnings were $39.9 million, or $1.19 per diluted share, compared with net earnings of $56.5 million, or $1.69 per diluted share, in the first quarter of 2011.

•
These results include losses caused by the tornado that struck the company’s salt operations in Goderich, ON, in August of 2011.  Excluding the effects of the tornado, the company estimates that first-quarter net earnings would have been $49.5 million, or $1.48 per diluted share.

•
The company’s primary North American service area recorded the fewest snow events in at least 15 years this winter season, curtailing deicing demand and limiting salt sales to $254.3 million compared to $332.4 million in the 2011 quarter.

•
Salt-segment operating earnings were $52.4 million compared to $77.2 million in the prior-year period.  Excluding the effects of the tornado, the company estimates that salt segment operating earnings would have been $66.6 million in the 2012 period.

•
A 5 percent year-over-year improvement in sulfate of potash prices increased specialty fertilizer sales to $58.5 million from $55.4 million in the prior-year quarter.  Specialty fertilizer operating earnings were $20.7 million compared to $19.3 million in the 2011 quarter.

•	The company generated $96.9 million of cash flow from operations.

•	Compass Minerals raised its quarterly dividend by 10 percent to $0.495 per share.

“Our salt segment withstood the extremely mild winter quite well.  The March quarter is our most winter-weather-dependent quarter with deicing typically accounting for approximately two-thirds of our company’s operating earnings.  While salt sales and operating earnings were impacted by the mild weather, we continued to increase the underlying efficiency of our salt production,” said Angelo Brisimitzakis, Compass Minerals president and CEO.  “In addition, demand and

Compass Minerals

prices remain healthy in our specialty fertilizer business, which is benefiting from generally favorable global potash fundamentals.  Compass Minerals continues to demonstrate its ability to deliver solid earnings and cash flow despite seasonal variations in the weather and to return value to shareholders through increased dividends.”

Compass Minerals Financial Results (dollars in millions, except for earnings per share)
	Three months ended March 31,
	2012	2011
Sales	$315.3	$390.6
Sales less shipping and handling costs (product sales)	221.8	275.9
Operating earnings	61.4	84.6
Operating margin	19.5%	21.7%
Net earnings	39.9	56.5
Net earnings, excluding special items*	49.5	56.5
Diluted per-share earnings	1.19	1.69
Diluted per-share earnings, excluding special items*	1.48	1.69
EBITDA*	75.5	100.4
Adjusted EBITDA*	77.1	101.0
*These are non-GAAP financial measures. Reconciliations to GAAP measures of performance are provided in tables following this release.

SALT SEGMENT

Exceptionally mild winter weather in North America and the U.K. drove a 27 percent decline in highway deicing sales volumes in the first quarter.  However, stronger prices for rock salt sold to both highway deicing and chemical customers generated a 3 percent improvement in the average selling price of highway deicing products.  Consumer and industrial sales volumes were down 13 percent year over year due to lower weather-dependent demand for consumer and professional deicing products.  The decline in demand for higher-value deicing products resulted in a 7 percent reduction in the reported average selling price of consumer and industrial products.

In addition to the effects of mild weather, salt operating earnings continued to be suppressed by the effects of the tornado, including such items as salt purchased from third parties, inefficient production and logistics costs, and foregone sales.  The company estimates that the effects of the tornado reduced first-quarter 2012 salt operating earnings by approximately $14.2 million, or $9.6 million after tax.  Excluding the effects of the tornado yields pro-forma salt operating earnings of $66.6 million, and a pro-forma salt operating margin of approximately 25 percent, reflecting significant improvement in underlying salt mining costs.  This compares to first-quarter 2011 operating earnings of $77.2 million and an operating margin of 23 percent.  The company also incurred $9 million in tornado-related capital expenditures this quarter.

Compass Minerals

Salt Segment Performance (dollars in millions, except for prices per short ton)
	Three months ended March 31,
	2012	2011
Sales	$254.3	$332.4
Sales excluding shipping and handling (product sales)	$168.3	$225.5
Operating earnings	$52.4	$77.2
Operating margin	20.6%	23.2%

Sales volumes (in thousands of tons):
Highway deicing	3,104	4,278
Consumer and industrial	506	584
Total salt	3,610	4,862

Average sales price (per ton):
Highway deicing	$58.32	$56.49
Consumer and industrial	$144.82	$155.39
Total salt	$70.44	$68.36

Winter Weather Effect

Winter weather was significantly milder than average in Compass Minerals’ service areas in North America and the U.K.  As a result, the company estimates that first-quarter sales of highway, consumer and professional deicing products were approximately $80 million to $90 million below average-winter sales, and operating earnings were approximately $25 million to $30 million lower.

When combined with the effects of winter weather on the company’s fourth-quarter 2011 results, the company estimates that the mild winter weather reduced operating earnings by $45 million to $50 million for the full-winter season ending in March 2012.

Estimated Effect of Winter Weather on Salt Segment Performance (dollars in millions)
	Three months ended March 31,		Winter season ended March 31,
	2012	2011	2011-2012	2010-2011
Favorable (unfavorable) to average weather:
Sales	($80) to ($90)	Approx. Average	($135) to ($150)	Approx. Average

Operating earnings	($25) to ($30)	Approx. Average	($45) to ($50)	Approx. Average

Compass Minerals

SPECIALTY FERTILIZER SEGMENT

First-quarter specialty fertilizer sales climbed 6 percent to $58.5 million from the $55.4 million reported in the first quarter of 2011.  Sales volumes of 96,000 tons in the quarter were slightly above the results of the previous year, while the average selling price per ton increased 5 percent to $613 from $583 per ton.  These price improvements along with lower shipping and handling costs drove operating earnings 7 percent higher to $20.7 million from $19.3 million in the first quarter of 2011.

Specialty Fertilizer Segment Performance (dollars in millions, except for prices per short ton)
	Three months ended March 31,
	2012	2011
Sales	$58.5	$55.4
Sales excluding shipping and handling (product sales)	$51.0	$47.6
Operating earnings	$20.7	$19.3
Operating margin	35.4%	34.8%
Sales Volumes (in thousands of tons)	96	95
Average sales price (per ton)	$613	$583

OTHER FINANCIAL HIGHLIGHTS

Interest expense declined to $5.0 million from $5.7 million in the year-ago period primarily due to the expiration of the company’s interest rate swap agreement, which had a higher interest rate than the current market rate.  The effects of year-over-year changes in exchange rates increased other expense to $1.6 million from $0.6 million in the 2011 quarter.  Cash flow from operations was $96.9 million, including $19.1 million of insurance recoveries, compared to $170.8 million in the first quarter of 2011 due to reduced earnings and higher ending inventories.  Cash flow from operations before changes in working capital was $77.8 million compared to $78.5 million in the prior-year period.

OUTLOOK

“We are encouraged by the underlying performance of our salt operations and by our progress toward recovering from the effects of the Goderich tornado.  Our rock salt mine recently regained its full hoisting capability, and our Goderich salt-evaporation plant is now operating at its full pre-tornado capacity, producing a full range of consumer and industrial products,” stated Dr. Brisimitzakis.

“Looking to the upcoming highway deicing bid season, the historically mild winter of 2011-2012 may keep bid prices from achieving long-term average increases and is likely to lower bid volumes to some extent, reducing pre-season sales demand.  However, the operating structure of our rock salt mines gives us some flexibility to adjust production to varying levels of deicing demand while maintaining attractive operating margins.

Compass Minerals

“We are anticipating specialty fertilizer sales volumes of approximately 85,000 tons in the second quarter, and we continue to expect to sell approximately 375,000 tons of specialty fertilizers in 2012 at stable and attractive prices.”

An updated summary of the company’s performance is included in a presentation available on the company’s website at www.CompassMinerals.com/Presentation.

Conference Call

Compass Minerals will discuss its results on a conference call tomorrow, Friday, April 27, at 9:00 a.m. ET.  To access the conference call, visit the company's website at www.CompassMinerals.com or dial (877) 614-0009. Callers must provide the conference ID number 9016744. Outside of the U.S. and Canada, callers may dial (913) 643-4075. Replays of the call will be available on the company's website for two weeks. The replay can also be accessed by phone for seven days at (888) 203-1112, conference ID 9016744. Outside of the U.S. and Canada, callers may dial (719) 457-0820.

About Compass Minerals

Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride.  The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide.  Compass Minerals also produces consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications.  Compass Minerals also provides records management services to businesses throughout the U.K.

Management uses a variety of measures to evaluate the company’s performance.  While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas.  In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“adjusted EBITDA”), both non-GAAP financial measures, to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities

Compass Minerals

Non-GAAP Measures

are located in different taxing jurisdictions, which can cause considerable variation in net income.  The company also uses EBITDA and adjusted EBITDA to assess its operating performance and return on capital against other companies, and to evaluate potential acquisitions or other capital projects.  EBITDA and adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net income, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity.  EBITDA and adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which is an essential element of the company’s cost structure and cannot be eliminated.  Consequently, any measure that excludes these elements has material limitations. While EBITDA and adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation.  The calculation of EBITDA and adjusted EBITDA as used by management is set forth in the following table.

Excluding special items from net earnings is meaningful to investors because it provides insight with respect to the ongoing operating results of the company.  Special items reflect the effects of the tornado that struck the company’s salt mine in Goderich, Ontario, in August 2011.  They include lost sales volumes, higher net per-unit production costs and higher net costs to serve customers, including purchased products and logistical inefficiencies, in 2012.  Management’s calculations of these measures are set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the "Risk Factors" sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q.  The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Compass Minerals

Reconciliation for EBITDA and Adjusted EBITDA
(in millions)
	Three months ended
	March 31,
	2012	2011
Net earnings	$39.9	$56.5
Interest expense	5.0	5.7
Income tax expense	14.9	21.8
Depreciation, depletion and amortization	15.7	16.4
EBITDA	$75.5	$100.4
Adjustments to EBITDA:
Other expense, net (1)	1.6	0.6
Adjusted EBITDA	$77.1	$101.0

(1)	Primarily includes interest income and foreign exchange losses.

Reconciliation for Net Earnings, Excluding Special Items (unaudited) (in millions)
	Three months ended March 31,
	2012	2011
Net earnings	$39.9	$56.5
Estimated losses incurred from tornado, net of taxes and recoveries(1)	9.6	−
Net earnings, excluding special items	$49.5	$56.5

(1)
In August 2011, the company’s rock salt mine and evaporated-salt plant in Goderich, ON, sustained damage from a tornado. The amount reported is management’s estimate of the impact on the period’s net earnings from losses caused by the tornado that have not yet been recovered through insurance. The estimate of $14.2 million of pre-tax losses ($9.6 million after applicable tax rates) primarily includes lost sales volumes, higher per-unit production costs and higher costs to serve customers – including purchased products and logistical inefficiencies – realized in the period. These losses may be recovered in future periods through the company’s business interruption insurance, but actual recoveries could be different than the estimate noted above. Under U.S. generally accepted accounting principles (US GAAP), business interruption insurance recoveries that relate to lost sales and other types of losses not covered by property and casualty insurance are not recognized until the insurance claim has been settled, at which time they would be recognized as reductions in costs. This estimate does not include property and casualty losses – consisting of direct cleanup costs and impairments of property, plant and equipment – that were offset by insurance recoveries recognized in the period pursuant to US GAAP.

Compass Minerals

Reconciliation for Pro Forma Salt Segment Operating Earnings (unaudited) (in millions)
	Three months ended March 31,
	2012	2011
Salt segment operating earnings	$52.4	$77.2
Estimated losses incurred from tornado, net of taxes and recoveries(1)	14.2	−
Pro-forma operating earnings	$66.6	$77.2

(1)
In August 2011, the company’s rock salt mine and evaporated-salt plant in Goderich, ON, sustained damage from a tornado. The amount reported is management’s estimate of the impact on the period’s net earnings from losses caused by the tornado that have not yet been recovered through insurance. The estimate of $14.2 million of pre-tax losses ($9.6 million after applicable tax rates) primarily includes lost sales volumes, higher per-unit production costs and higher costs to serve customers – including purchased products and logistical inefficiencies – realized in the period. These losses may be recovered in future periods through the company’s business interruption insurance, but actual recoveries could be different than the estimate noted above. Under U.S. generally accepted accounting principles (US GAAP), business interruption insurance recoveries that relate to lost sales and other types of losses not covered by property and casualty insurance are not recognized until the insurance claim has been settled, at which time they would be recognized as reductions in costs. This estimate does not include property and casualty losses – consisting of direct cleanup costs and impairments of property, plant and equipment – that were offset by insurance recoveries recognized in the period pursuant to US GAAP.

Reconciliation for Cash Flow Prior to Working Capital Changes (unaudited) (in millions)
	Three months ended March 31,
	2012	2011
Net cash provided by operating activities(1)	$96.9	$170.8
Working capital changes:
Receivables	41.0	64.6
Inventories	22.1	79.0
Other assets	(1.2)	5.5
Accounts payable and accrued expenses	(42.8)	(56.8)
Net cash provided by operating activities prior to working capital changes	$77.8	$78.5

(1)	In the 2012 quarter, includes $19.1 million of insurance recoveries.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except share and per-share data)

	Three Months Ended
	March 31,
	2012	2011

Sales	$315.3	$390.6
Shipping and handling cost	93.5	114.7
Product cost	139.0	168.3
Gross profit	82.8	107.6
Selling, general and administrative expenses	21.4	23.0
Operating earnings	61.4	84.6
Other expense:
Interest expense	5.0	5.7
Other, net	1.6	0.6
Earnings before income taxes	54.8	78.3
Income tax expense	14.9	21.8
Net earnings	$39.9	$56.5

Basic net earnings per common share	$1.19	$1.69
Diluted net earnings per common share	$1.19	$1.69
Cash dividends per share	$0.495	$0.45

Weighted-average common shares outstanding (in thousands):(1)
Basic	33,035	32,835
Diluted	33,058	32,866

(1)
Excludes participating securities such as options, PSUs and RSUs that receive non-forfeitable dividends. Net earnings were allocated to participating securities of 430,000 and 556,000 for the three months ended March 31, 2012 and 2011, respectively.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	March 31, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$183.6	$130.3
Receivables, net	120.6	158.8
Inventories	187.2	207.2
Other current assets	17.6	19.5
Property, plant and equipment, net	599.2	573.4
Intangible and other noncurrent assets	122.1	116.3
Total assets	$1,230.3	$1,205.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$155.5	$156.0
Other current liabilities	149.9	170.8
Long-term debt, net of current portion	326.2	326.7
Deferred income taxes and other noncurrent liabilities	109.1	105.4
Total stockholders' equity	489.6	446.6
Total liabilities and stockholders' equity	$1,230.3	$1,205.5

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Three Months Ended March 31,
	2012	2011

Net cash provided by operating activities	$96.9	$170.8

Cash flows from investing activities:
Capital expenditures	(30.0)	(16.7)
Acquisition of a business, net	−	(56.8)
Other, net	(0.3)	1.1
Net cash used in investing activities	(30.3)	(72.4)

Cash flows from financing activities:
Principal payments on long-term debt	(1.0)	(1.1)
Dividends paid	(16.6)	(15.1)
Proceeds received from stock option exercises	0.1	1.1
Excess tax benefits from equity compensation awards	0.3	1.1
Net cash used in financing activities	(17.2)	(14.0)
Effect of exchange rate changes on cash and cash equivalents	3.9	2.1
Net change in cash and cash equivalents	53.3	86.5
Cash and cash equivalents, beginning of period	130.3	91.1
Cash and cash equivalents, end of period	$183.6	$177.6

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)

Three months ended March 31, 2012	Salt	Specialty Fertilizer	Corporate and Other (a)	Total

Sales to external customers	$254.3	$58.5	$2.5	$315.3
Intersegment sales	0.2	0.4	(0.6)	−
Shipping and handling cost	86.0	7.5	−	93.5
Operating earnings (loss)	52.4	20.7	(11.7)	61.4
Depreciation, depletion and amortization	9.6	5.2	0.9	15.7
Total assets	754.6	399.6	76.1	1,230.3

Three months ended March 31, 2011	Salt	Specialty Fertilizer	Corporate and Other (a)	Total

Sales to external customers	$332.4	$55.4	$2.8	$390.6
Intersegment sales	0.2	0.1	(0.3)	–
Shipping and handling cost	106.9	7.8	–	114.7
Operating earnings (loss)	77.2	19.3	(11.9)	84.6
Depreciation, depletion and amortization	10.3	4.9	1.2	16.4
Total assets	738.1	334.6	59.9	1,132.6

a)
“Corporate and Other” includes corporate entities, the records management business and eliminations.  Corporate assets include deferred tax assets, deferred financing fees, investments related to the non-qualified retirement plan and other assets not allocated to the operating segments.